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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                             Securities Act of 1934



Date of Report (Date of earliest event reported): October 30, 1997


                             BOSTON CHICKEN, INC.
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            (Exact name of registrant as specified in this charter)


Delaware                          0-22802                             36-3904053
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(State or other                 (Commission                     (IRS Employer
jurisdiction of                   File No.)                  Identification No.)
incorporation)


     14103 Denver West Parkway, P.O. Box 4086, Golden, Colorado 80401-4086
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                   (Address of principal executive offices)


                                (303) 278-9500
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             (Registrant's telephone number, including area code)


                                Not applicable
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         (Former name or former address, if changes since last report)
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Item 5.  Other Events.

     On October 30, 1997, Boston Chicken, Inc. (the "Company") announced that the board of directors of the Company has recommended that the Company change to a system in which Boston Market stores are owned by the Company instead of being owned by area developers of the Company.

     The board of directors further recommended that becoming a Company-owned system could be best achieved by the Company first acquiring BC Equity Funding, L.L.C. ("BCEF") and Market Partners, L.L.C. ("Market Partners"), which hold preferred equity interests in many of the Company's 14 area developers. The board of directors has appointed a special committee (the "Special Committee") of independent directors to determine whether transactions with BCEF and Market Partners would be in the best interests of stockholders of the Company. The Special Committee has been authorized to negotiate such transactions with BCEF and Market Partners if it deems such action to be an appropriate step. The Company said it hopes the Special Committee will complete its assignment by the end of 1997.

     If an agreement is reached with BCEF and Market Partners, the Company announced it would seek to acquire the remaining equity interests in each of its area developers. The Company has senior secured convertible loans to its 14 area developers, which, if converted, would result in the Company owning an average of approximately 80 percent equity interest in each area developer. The Company also said that management at the Company support center and in the field would not change as a result of a move to a Company-owned system.

     The Company said that as a Company-owned system, it would expect to report positive cash flow, but due primarily to significant depreciation charges associated with an increased Company-owned store base and significant goodwill amortization charges which would likely result from the transition to a Company-owned system, the Company would expect to report a net loss in 1998. The Company announced that once it determines the direction of the structural change in the Boston Market system, it expects to revise development plans for 1998 and then seek to augment the Company's financial resources with permanent expansion capital.

     The Company also announced results for the third quarter ended October 5, 1997. The Company reported net Boston Market systemwide revenue of $265,080,000, compared with net systemwide revenue of $270,601,000 in the third quarter of 1996. Consistent with the Company's previous announcement that store sales would temporarily decline as it transitioned its marketing strategy, the Company reported that net weekly per store average sales for the third quarter were $18,507, compared with $20,334 in the second quarter of 1997.

     Company revenue for the third quarter was $110,826,000, up from $74,310,000 for the comparable period last year, due to an increase in the average number of Company-owned stores. Net income was $10,964,000, or $0.16 per share, compared with $17,300,000, or $0.26 per share, in the third quarter of 1996.

     The Company announced that it was pleased with the results from its ongoing test of an expanded Boston Market concept in Charlotte, North Carolina. As a result, the Company is
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expanding the concept test to additional sites in Charlotte, with the next store expected to open in mid-November, 1997.

     In addition, the Company also announced that it recently amended its senior credit facility to provide an $85 million revolving loan. The newly amended credit facility contains revised financial covenants that reflect current levels of Boston Market store performance and would accommodate the transition to a Company-owned structure. The Company said that given its expectations for store performance, its current cash balance and the amended credit facility, the Company believes it will have sufficient liquidity to address working capital needs it may have as a system through 1998.

     Certain statements in this report constitute "forward-looking statements" and involve risks, uncertainties and other factors which may cause the actual results and the performance of the Company, its area developers and franchisees, and its and their Boston Market stores to be materially different from the results, performance or achievements expressed or implied by such statements. Such factors include, among others: store performance; competition; success of operating initiatives; advertising and promotional efforts; adverse publicity; changes in business strategy; changes in development strategy; availability and terms of capital; and other factors set forth in the Company's filings with the Securities and Exchange Commission. Statements that include the terms "believes" or "expects" or the like should be considered to be uncertain and forward-looking. All forward-looking statements relating to the proposed transition to a Company-owned structure are subject to, among other things, various board, special committee and regulatory approvals, and negotiation of definitive agreements on acceptable terms. There can be no assurance that the transition to a Company-owned structure will be achieved.
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                                   SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: October 30, 1997

                                     BOSTON CHICKEN, INC.


                                     By:    /s/ Mark W. Stephens
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                                         Mark W. Stephens
                                         Vice Chairman of the Board and Chief
                                            Financial Officer